EXHIBIT 99.2

The Frontier Fund	BALANCED SERIES – 1
The Common Sense Investment Alternative	Multiple Trading Advisors and Strategies

Highlights of Balanced Series

➢	Active allocation of Series assets to eight different commodity trading advisors (Trading Advisors) and ten trading programs by Richard Bornhoft, a 20-year veteran of the managed futures industry and founder of The Bornhoft Group, an investment and asset allocation firm established in 1985.

➢	Diversification within the managed futures asset class in one investment:

■	Multiple trading strategies:

■	Systematic (technical) and Discretionary (fundamental)

■	Short-term and Long-term trading

■	Trend-following and Countertrend

■	More than 100 markets and numerous instruments worldwide: Foreign exchange, metals, energy, global interest rates, stock index futures, and agricultural futures

Pro Forma Performance Summary: January 1998 – August 2003

	Program	Pro Forma Compounded Annual Rate of Return[1]	Worst Historical Loss[2]
Balanced Series Program[3]	N/A	20.78%	-9.32%
Balanced Series Trading Advisor
Beach Capital Management Limited[4]	Discretionary	15.03%	-18.32%
C-View International Limited	Currency	7.87%	-7.14%
Cornerstone Trading Company, Inc.	International Value	19.52%	-14.01%
Dunn Capital Management, Inc.	Combined Financial	12.29%	-38.08%
Fall River Capital, LLC[5]	Global Trends	27.03%	-18.17%
Meyer Capital Management, Inc.	Diversified	42.36%	-13.39%
Phoenix Global Advisors, LLC[6]	Futures Only	38.76%	-7.88%
Winton Capital Management Limited	Diversified	15.53%	-27.17%
Benchmark Comparisons:
Managed Futures Public Fund Index		5.78%	-14.29%
U.S. Stocks		2.11%	-44.73%
U.S. Bonds		6.83%	-3.55%

Additional information concerning this series and Trading Advisors is contained in the Balanced Series Appendix to the Prospectus of The Frontier Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Managed Futures: CISDM Public Fund Index. Source: Managed Account Reports, Inc.

Stocks: S&P 500 Index (dividends reinvested);

Bonds: Lehman Brothers U.S. Long Treasury Bond Index. Source: Pertrac 2000, product of Strategic Financial Solutions, LLC.

1.	The actual trading composite results of the Balanced Series Trading Advisors net of fees, pro forma for expenses of The Frontier Fund applicable to the Balanced Series 1 Units as set forth in the Break Even Table below.
2.	Worst Historical Loss: measure of risk (also known as Maximum Drawdown) that illustrates the largest peak-to-valley decline, based on monthly rates of return, during a given time period. The time period of analysis is January 1998 – August 2003.
[3]	Three of the Trading Advisors’ programs do not have actual track records that go back the full five calendar years; therefore, within the calculation of the pro forma results, these Trading Advisors’ program allocations were prorated to the other Trading Advisors during those months in which their performance was unavailable.
[4]	Beach will manage 50% of its allocation from the Balanced Series pursuant to Beach’s Discretionary and 50% pursuant to Beach’s Horizon programs. This Horizon Program’s performance is not given here because there were no assets being traded in the Program as of August 31, 2003.
[5]	Performance for Fall River’s Global Trends Program is presented since the inception of the Program in August 2000.
[6]	Performance for Phoenix Global Advisors’ Futures Only Program is presented since the inception of the Program in June 2001.

Balanced Series – 1 Projected 12-Month Breakeven Analysis	Expenses as a % of initial investment
Trust operating expenses	0.00%
Management fee	0.50%
Service fee	3.00%
Brokerage commissions and trading fees	1.49%
Incentive fee	0.94%
Less interest income	0.00%
Amount of Trading Income Required for the Trust’s Net Asset Value per Unit (Redemption Value) at the End of One Year to Equal the Selling Price per Unit	5.93%

Features and Benefits of The Frontier Fund – Balanced Series

■	Access to multiple levels of diversification with one investment:

•	Eight different Trading advisors

•	Ten distinct managed futures trading programs

•	Global markets represented by numerous financial instruments

■	Professional management at 3 levels:

•	Managing Owner + Trading Advisor + Fund Administrator

■	Daily valuation, liquidity and switching among several separate funds without penalty

■	Reporting – monthly performance reports, annual financial and tax information

■	Cost efficiencies – low minimum investment and breakeven analysis

■	Limited liability

Fund Summary

Minimum subscription	$1,000 (except for Benefit Plan Investors including IRAs who have no minimum)

Eligible subscribers

At a minimum, you must have either (1) a net worth (exclusive of your home, home furnishings and automobiles) of at least $150,000 or (2) a net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000. A significant number of states impose substantially higher suitability standards on their residents than these minimums. See the Prospectus for additional information.

Form of organization	Delaware Trust; Wilmington Trust Company, Trustee

Managing Owner	Equinox Fund Management, LLC

Fund Administrator	The Bornhoft Group Corporation

THE BROCHURE MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND. THIS BROCHURE SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS. AN INVESTMENT IN THE FRONTIER FUND IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.

Please contact your financial advisor to discuss whether this investment is suitable for your overall financial objectives. Read the Prospectus carefully for a detailed description of the fund and inherent risk factors. All investors must submit a fully executed subscription agreement to us.

Equinox Fund Management, LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

(303) 837-0600 info@xxxxxxx.com [general email address needed]